Exhibit 99.1

[LETTERHEAD OF OXIS INTERNATIONAL, INC.]

Oxis International, Inc. Announces the Appointment of Bernie Landes as President

Previous Experience Includes Positions as Former Health Valley Foods Executive and Current President of Monavie’s Scientific Advisory Board -

Press Release Source: Oxis International, Inc. On Thursday March 11, 2010, 10:04 am EST

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--OXIS INTERNATIONAL, INC. (Pink Sheets: OXIS, Paris: OXI) is extremely proud to announce that Bernie Landes has joined the company as its President. Mr. Landes has over 30 years of experience in the nutraceutical and functional foods industry. Most recently Mr. Landes served as the President of the Nutritional Products Consulting Group serving a global client base in the areas of scientific, regulatory commercialization and M&A activity.

Among his lead clients is, MonaVie LLC, a developer and marketer of scientifically formulated anti-oxidant nutritional drinks, where he currently serves as the President of the Company's Science Advisory Board. Mr. Landes has been involved in the development and growth of several key iconic brands. As the CEO of Paracelsian, Inc. he led the development of the innovative BioFit "functional" quality assurance program for herbal nutritional supplements and at Alacer Corporation, as General Manager, he dramatically expanded the scope and sales of the "Emer"gen-C" vitamin drink mix, making it the most successful single dietary supplement product in history. He also spearheaded Alacer’s pioneering entry into the functional water market with "Miracle Sports Water" which was the first ever sold as a nutritional supplement and predecessor of such mega brands as "Vitamin Water".

Prior to his success at Alacer Corporation, Mr. Landes served for 11 years as director of Marketing, Strategic Planning, Product Development, Nutritional Science and Regulatory Affairs for Health Valley Foods where he helped propel the Health Valley Brand into the most successful natural foods brand in history. His vision drove the development of over 100 Oat Bran products and later 150 fat-free and Organic products. Mr. Landes also served as General Manager of Zila Nutraceuticals maker of "Ester-C" and was a key player in the sale of that division to Natures' Bounty in October of 2006.

Tony Cataldo, Chairman and CEO of Oxis, commented, “Oxis continues to add experienced executives to its world-class management team and we are excited to have a recognized nutritional industry leader, Bernie Landes, join us as we grow the Company. His considerable experience with nutritional products and markets will be invaluable in accelerating the acceptance of Ergothioneine-derived nutraceutical and cosmeceutical products and in monetizing Oxis’ extensive intellectual property portfolio.”

“I am excited by this opportunity because of the uniqueness of the IP within Oxis. The potential to utilize Ergothioneine – the most powerful antioxidant known - as a platform for nutraceuticals is the most compelling opportunity I have seen during my 30 plus years in this industry,” stated Mr. Landes.

Contact the Company at: 310-860-5184 for additional information about OXIS, or visit our web site: http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.oxis.com&esheet=6210316&lan=en_US&anchor=www.oxis.com&index=1&md5=57481b1f2c9b637297037a0fc3d3ae48

About OXIS International, Inc.

OXIS International, Inc. develops technologies and products to research, diagnose, treat and prevent diseases of oxidative stress/inflammation associated with damage from free radical and reactive oxygen species (ROS). The company holds the rights to several therapeutic classes of compounds in the area of oxidative stress, and has focused commercialization programs that include SOD (superoxide dismutase), MPO (myeloperoxidase), GPx (glutathione peroxidase), as well as a highly potent antioxidant, Ergothioneine, that may be sold over-the-counter (OTC) as a dietary supplement.

Forward-Looking Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company’s filings with the Securities and Exchange Commission.

Contact:

Oxis International, Inc.
Anthony Cataldo, 310-860-5184
Chief Executive Officer
or
Wolfe Axelrod Weinberger Associates, LLC
Stephen D. Axelrod, CFA / Adam Lowensteiner
212-370-4500